Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan of Pandora Media, Inc. of our reports dated February 26, 2018, with respect to the consolidated financial statements of Pandora Media, Inc. and the effectiveness of internal control over financial reporting of Pandora Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
February 26, 2018